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Rule 424(b)(3)
Registration No 333-132201

PRICING SUPPLEMENT
(To Prospectus dated March 7, 2006,
and Prospectus Supplement dated
March 7, 2006)

$40,000,000

Toyota Motor Credit Corporation
Medium-Term Notes, Series B
100% Minimum Return Protected Bear USDX® Notes
due September 8, 2008
(the "Notes")
$10 principal amount per Note

The Notes:

  •
  The Notes are designed for investors who believe that the level of the U.S. Dollar Index® (Bloomberg symbol "DXY") will decrease over the term of the Notes and are willing to risk receiving a fixed, limited return on the Notes on the date of maturity if the U.S. Dollar Index does not depreciate.

  •
  The Notes are 100% principal protected on the date of maturity and we cannot redeem the Notes prior to the date of maturity.

  •
  We will pay interest on the Notes annually, at a rate of 2.5% per year, if on the relevant observation date the U.S. Dollar Index is equal to or above the level of the U.S. Dollar Index on the date the Notes are priced for initial sale to the public. If the U.S. Dollar Index has decreased on the relevant observation date, you will not receive any interest payment on the corresponding interest payment date.

  •
  The Notes will not be listed on any securities exchange.

  •
  The Notes will be treated as indexed notes as described in the accompanying prospectus supplement.

  •
  The Notes will be unsecured general obligations of TMCC and will rank equally with all other unsecured and unsubordinated indebtedness of TMCC from time to time outstanding. The Notes will be part of a series of debt securities issued by TMCC entitled "Medium-Term Notes, Series B". The Notes will have the CUSIP No. 892332 20 6.

  •
  The settlement date for the Notes is expected to be September 8, 2006.

Payment on the date of maturity:

  •
  The amount you receive on the date of maturity will be based upon the direction of and (if the level has declined) percentage change in the level of the U.S. Dollar Index over the term of the Notes:

  •
  If the level of the U.S. Dollar Index has decreased, you will receive a payment equal to the principal amount of the Notes plus a supplemental redemption amount equal to the principal amount of the Notes multiplied by the percentage decrease.

  •
  If the level of the U.S. Dollar Index has increased or has not changed, you will receive the principal amount of the Notes plus an interest payment of 2.5% of the principal amount, as described above.

        To the extent terms of the Notes described in this pricing supplement are different from those described in the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement.

        Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page PS-8 of this pricing supplement and page S-3 of the accompanying prospectus supplement.

	Per $10 principal amount of Notes	Total
Public offering price(1)	$10.00	$40,000,000
Underwriting discount(1)	$.175	$700,000
Proceeds, before expenses, to Toyota Motor Credit Corporation	$9.825	$39,300,000

(1)
The public offering price and the underwriting discount for any single transaction to purchase between 100,000 to 299,999 Notes will be $9.95 per Note and $.125 per Note, respectively, and for any single transaction to purchase 300,000 Notes or more will be $9.90 per Note and $.075 per Note, respectively.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is August 30, 2006.

U.S. Dollar Index and USDX are trademarks and service marks of the New York Board of Trade®, used under license.

TABLE OF CONTENTS

Pricing Supplement

SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-8
DESCRIPTION OF THE NOTES	PS-12
THE INDEX	PS-16
UNITED STATES FEDERAL INCOME TAXATION	PS-19
ERISA CONSIDERATIONS	PS-22
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-23
INDEX OF CERTAIN DEFINED TERMS	PS-24

Medium-Term Notes, Series B Prospectus Supplement
(the "prospectus supplement")

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-6
USE OF PROCEEDS	S-28
SELECTED FINANCIAL INFORMATION	S-28
RATIO OF EARNINGS TO FIXED CHARGES	S-30
UNITED STATES TAXATION	S-30
PLAN OF DISTRIBUTION	S-39

Prospectus

Where You Can Find More Information	3
Incorporation of Information Filed with the SEC	3
Toyota Motor Credit Corporation	4
Description of Debt Securities	4
Legal Matters	11
Independent Registered Public Accounting Firm	11

SUMMARY INFORMATION—Q&A

        This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 100% Minimum Return Protected Bear USDX® Notes due September 8, 2008 (the "Notes"). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section of this pricing supplement and the accompanying prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

        References in this pricing supplement to "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation.

What are the Notes?

        The Notes will be unsecured general obligations of TMCC and will rank equally with all other unsecured and unsubordinated indebtedness of TMCC from time to time outstanding. The Notes will be part of a series of debt securities issued by TMCC entitled "Medium-Term Notes, Series B" and will not be secured by collateral. The Notes will mature on September 8, 2008.

        The Notes will have minimum denominations of $10 principal amount, and $10 multiples in excess thereof. You may transfer the Notes only in $10 multiples. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes—Settlement Procedures" in the accompanying prospectus supplement.

Are there any risks associated with my investment?

        Yes, an investment in the Notes is subject to certain risks. Please refer to the section entitled "Risk Factors" in this pricing supplement and the accompanying prospectus supplement.

What is the Index?

        The U.S. Dollar Index (Bloomberg symbol "DXY") (the "Index") is published by the New York Board of Trade® also known as NYBOT® ("NYBOT") and was first published in 1985. The Index provides an indication of the value of the U.S. dollar relative to six major currencies, currently the Canadian dollar, Swiss franc, euro, British pound, Japanese yen and Swedish krona (the "Index Components"). The Index measures changes in the Index Components' currency exchange rates against the U.S. dollar relative to a base period of March 1973 and a base value of 100.00. For more specific information about the Index, see the section entitled "The Index" in this pricing supplement.

        The Notes are debt obligations of TMCC. An investment in the Notes does not entitle you to any ownership interest in the Index Components.

How has the Index performed historically?

        We have included a graph showing the year-end level of the Index shortly after 4:00 p.m. New York City time on the last Business Day (as defined herein) of each year from 1986 to 2005 and a table and a graph showing the level of the Index shortly after 4:00 p.m. New York City time on the last Business Day of the month from January 2001 through July 2006 in the section entitled "The Index—Historical Data on the Index" in this pricing supplement.

        We have provided this information to help you evaluate the behavior of the Index in various economic environments; however, this information is not necessarily indicative of how the Index will perform in the future.

What will I receive on the date of maturity of the Notes?

        On the date of maturity, you will receive a cash payment equal to the sum of the principal amount of the Notes you hold plus either the Supplemental Redemption Amount (as defined below) or a payment of interest as described below.

Supplemental Redemption Amount

        The "Supplemental Redemption Amount" per $10 principal amount will equal:

$10 ×	(	Starting Value-Ending Value Starting Value	)

but will not be less than zero.

        The "Starting Value" equals 84.94, the level of the Index at approximately 10 a.m. New York City time on August 30, 2006, the day the Notes were priced for initial sale to the public (the "Pricing Date"), as determined by the Calculation Agent.

        The "Ending Value" will equal the level of the Index at approximately 10 a.m. New York City time on the Valuation Date, as determined by the Calculation Agent.

        The "Valuation Date" will be the seventh scheduled Index Business Day (as defined below) prior to the date of maturity of the Notes or, if such day is not an Index Business Day, the next succeeding Index Business Day; provided, however, that if an Index Business Day does not occur by the third succeeding scheduled Index Business Day, the Calculation Agent will determine the Ending Value on that date in a manner that, in its judgment, is reasonable under the circumstances.

        An "Index Business Day" means a day on which the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX") and The Nasdaq Stock Market (the "Nasdaq") are open for trading and the Index or any successor index is calculated and published (as of approximately 10 a.m. New York City time).

        We will pay you a Supplemental Redemption Amount only if the Ending Value is less than the Starting Value. If the Ending Value is greater than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero; however, in such case, you will receive interest on the Notes as described below. We will pay you the principal amount of the Notes you hold regardless of whether any Supplemental Redemption Amount is payable.

        For more specific information about the Supplemental Redemption Amount, please see the section entitled "Description of the Notes" in this pricing supplement.

Will I receive interest payments on the Notes?

        If the level of the Index is equal to or above the Starting Value on September 10, 2007, the first Index Business Day following the first anniversary of the issuance of the Notes (the "Observation Date"), you will receive an interest payment on September 19, 2007, the seventh Index Business Day after the scheduled Observation Date; provided, however, that if such anniversary is not an Index Business Day, then the Observation Date will be the next succeeding Index Business Day; and provided further, however, that if an Index Business Day has not occurred by the third succeeding scheduled Index Business Day, then such date will be the Observation Date and the Calculation Agent will determine the level of the Index on that date in a manner that, in its judgment, is reasonable under the circumstances. In addition, if the level of the Index is equal to or above the Starting Value on the Valuation Date, you will receive an interest payment on the date of maturity of the Notes. If interest is payable in either 2007 or 2008, as described above, you will receive an interest payment on each $10 principal amount of Notes held by you at a rate of 2.5% per year of such principal amount. As described above, you may receive no payment in 2007. In 2008, you will receive (in addition to the repayment of the principal amount of your Notes) either the above-described interest payment or the Supplemental Redemption Amount, but not both.

        If an interest payment date or date of maturity is not a Business Day (as defined herein), payment will be made on the immediately succeeding Business Day and no additional interest will accrue as a result of the delayed payment. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Notes will be treated as indexed notes as described in the accompanying prospectus supplement.

Examples

        Set forth below are four examples of calculations of the stated payment due at maturity using a Starting Value of 84.94, the level of the Index on the Pricing Date. These examples do not include interest that may be payable following the Observation Date that will occur on September 10, 2007.

Example 1—The hypothetical Ending Value is 10% lower than the Starting Value:

Starting Value:	84.94
Hypothetical Ending Value:	76.45
Interest Payment:	$0.00	†
Supplemental Redemption Amount (per $10 principal amount of Notes) = $10 ×	(84.94 - 76.45 84.94)	= $1

        Total payment on the date of maturity (per $10 principal amount of Notes) = $10 + $1 + $0† = $11.00

Example 2—The hypothetical Ending Value is 2% lower than the Starting Value:

Starting Value:	84.94
Hypothetical Ending Value:	83.24
Interest Payment:	$0.00	†
Supplemental Redemption Amount (per $10 principal amount of Notes) = $10 ×	(84.94 - 83.24 84.94)	= $0.20

        Total payment on the date of maturity (per $10 principal amount of Notes) = $10 + $0.20 + $0† = $10.20

Example 3—The hypothetical Ending Value equals the Starting Value:

Starting Value:	84.94
Hypothetical Ending Value:	84.94
Interest Payment:	$0.250	*
Supplemental Redemption Amount (per $10 principal amount of Notes) = $10 ×	(84.94 - 84.94 84.94)	= $0

        Total payment on the date of maturity (per $10 principal amount of Notes) = $10 + $0 + $0.250* = $10.250

Example 4—The hypothetical Ending Value is 30% higher than the Starting Value:

Starting Value:	84.94
Hypothetical Ending Value:	110.422
Interest Payment:	$0.250	*
Supplemental Redemption Amount (per $10 principal amount of Notes) = $10 ×	(84.94 - 110.4 84.94)	= $0	(The Supplemental Redemption Amount cannot be less than zero)

        Total payment on the date of maturity (per $10 principal amount of Notes) = $10 + $0 + $0.250* = $10.250

†
Holders would not receive interest at maturity in Examples 1 and 2 because the Ending Value is lower than the Starting Value.

*
Examples 3 and 4 include an interest rate of 2.50% per year.

What about taxes?

        Each year, over the term of the Notes, you will be required to include amounts as gross, ordinary income, based upon the estimated yield and projected payment schedule for the Notes. We have determined this estimated yield and projected payment schedule, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount that you will need to report as income each year as a result of owning a Note. The estimated yield is neither a prediction nor a guarantee of what the actual yield on the Notes will be. We have determined that the estimated yield will equal 5.22% per annum, compounded semi-annually. In addition, you will be required to adjust the amount you report as income from the Notes if actual payments on the Notes differ from the projected amount of such payment in the projected payment schedule. For further information, see "United States Federal Income Taxation" in this pricing supplement.

Will the Notes be listed on a stock exchange?

        The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes upon any sale prior to the date of maturity. You should review the section entitled "Risk Factors—A trading market for the Notes is not expected to develop and if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated date of maturity will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes" in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated date of maturity?

        In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the underwriter for the Notes, with compensation for its services in developing the Notes.

        If you sell your Notes prior to the stated date of maturity, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility of the Index and the current level of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your Notes if sold before the stated date of maturity.

        In a situation where there had been no change in the level of the Index and no changes in the market conditions or any other relevant factors from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction may be lower than the principal amount of your Notes. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

        MLPF&S is the underwriter for the offering and sales of the Notes. After the initial offering, MLPF&S currently intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of the Merrill Lynch Capital Services, Inc.?

        Merrill Lynch Capital Services, Inc. (the "Calculation Agent") will serve as Calculation Agent for purposes of determining, among other things, the Starting Value, the Ending Value and whether interest will be payable on the Notes. Merrill Lynch Capital Services, Inc. is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

What is TMCC?

        Toyota Motor Credit Corporation is an indirect wholly owned subsidiary of Toyota Motor Corporation of Japan that provides retail and wholesale financing, retail leasing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico.

        For information about TMCC, see the section entitled "Toyota Motor Credit Corporation" in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in the accompanying prospectus.

RISK FACTORS

        Your investment in the Notes will involve certain risks. You should consider carefully the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement before you decide that an investment in the Notes is suitable for you.

Your return on the investment may be limited.

        If the level of the Index is below the Starting Value on the Observation Date, you will not receive any interest on your Notes on the interest payment date in September 2007. This will be true even if the level of the Index was equal to or above the Starting Value at some time over the term of the Notes but not on the Observation Date. Furthermore, if the level of the Index is below the Starting Value on the Valuation Date, you will not receive any interest on your Notes on the date of maturity, but you will receive the Supplemental Redemption Amount. This will be true even if the level of the Index was equal to or above the Starting Value at some time over the term of the Notes but not on the Valuation Date. If the Ending Value is below the Starting Value, but not significantly below, it is possible that you would have benefited from receiving the final interest payment rather than the Supplemental Redemption Amount. For instance, an Ending Value which represented a 1% decline in the Index would result in your receiving a Supplemental Redemption Amount equal to the 1% of the principal amount of the Notes rather than the final interest payment.

        On the Valuation Date, if the Ending Value is equal to or greater than the Starting Value, on the date of maturity we will pay you only the principal amount of the Notes plus an interest payment at a rate of 2.5% of such principal amount. This will be true even if the level of the Index was below the Starting Value at some time over the term of the Notes but increases to or above the Starting Value as of the Valuation Date.

        As a result of the above, if on the Observation Date the level of the Index is below the Starting Value, and on the Valuation Date the level of the Index is equal to or greater than the Starting Value, your total return on your Notes (in additional to the repayment of your principal amount) will consist of one final interest payment at a rate of 2.5% of the principal amount of such Notes.

        On the date of maturity, you will receive in addition to the principal amount of your Notes either a Supplemental Redemption Amount, because the Index decreased, or an interest payment, because the Index has not decreased, but not both.

Your yield may be lower than the yield on other debt securities of comparable maturity.

        The yield that you receive on your Notes may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of TMCC with the same stated date of maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You must rely on your own evaluation of the merits of an investment linked to the Index.

        Economists, analysts and other professionals, including the underwriter of the Notes, MLPF&S, and its affiliates, from time to time express views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in the foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. These views may also not end up correctly predicting actual movements in foreign currency exchange rates. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by MLPF&S or its affiliates in the ordinary course of their businesses with respect to future exchange rate movements.

        You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index. Neither the offering of the Notes nor any views which may from time to time be expressed by MLPF&S or its affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the Notes.

The value of the Index Components are affected by many complex factors.

        The value of any currency, including the Index Components, may be affected by complex political and economic factors. The exchange rate of each Index Component is at any moment a result of the supply and demand for that currency relative to other currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Index Component, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, balance of payments and extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, and other countries important to international trade and finance.

Even though currency trades around-the-clock, your Notes will not.

        The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which the Index Components are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.

        There is no systemic reporting of the last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the level of the Index. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated date of maturity will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes.

        The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until the date of maturity.

        MLPF&S may act as a market maker for the Notes, but is not obligated to do so. If MLPF&S does make a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes.

        Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the principal amount. This is due to, among other things, the fact that the principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

        The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

        The level of the Index is expected to affect the trading value of the Notes.    We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the level of the Index is lower than the Starting Value, you may receive substantially less than the amount that would be payable on the date of maturity based on this level because of the expectation that the level of the Index will continue to fluctuate until the Ending Value is determined.

        Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase. If interest rates increase or decrease in markets based on any Index Component, the trading value of the Notes may be adversely affected. Interest rates may also affect the economies of the countries issuing the Index Components and, in turn, the respective exchange rates, which may affect the level of the Index and therefore, the trading value of the Notes.

        Changes in the volatility of the Index are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may adversely be affected.

        Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes. The credit ratings on our Medium Term Notes, Series B, do not reflect these additional factors and risks on the value of the Notes discussed above.

        In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law.

        New York State law governs the indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

        While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Notes will be contingent payment debt instruments for U.S. federal income tax purposes.

        The Notes will be contingent payment debt instruments for U.S. federal income tax purposes. Holders of Notes who are U.S. taxable investors will be required to include in income for federal income tax purposes as ordinary income, amounts based on the "comparable yield" of the Notes, as it accrues. Such holders may also be required to accrue additional ordinary income if amounts paid on the Notes, whether as interest or as a Supplemental Redemption Amount, exceed amounts set forth on the "projected payment schedule" for the Notes. In addition, any gain recognized upon a sale, exchange or retirement of the Notes will generally be treated as ordinary interest income for U.S. federal income tax purposes. See "United States Federal Income Taxation" in this pricing supplement.

DESCRIPTION OF THE NOTES

        TMCC will issue the Notes as a series of senior debt securities entitled "Medium-Term Notes, Series B" under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture, dated as of October 1, 1991 and a second supplemental indenture, dated as of March 31, 2004 (together the indenture), which is more fully described in the accompanying prospectus supplement. The Notes will mature on September 8, 2008. Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 892332 20 6.

        The Notes will not be subject to redemption by TMCC or at the option of any holder of the Notes before the date of maturity.

        TMCC will issue the Notes in minimum denominations of $10 principal amount per Note, and in $10 multiples in excess thereof. You may transfer the Notes only in $10 dollar multiples. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes—Settlement Procedures" in the accompanying prospectus supplement.

        The Notes will not have the benefit of any sinking fund.

Payment on the Date of Maturity

        On the date of maturity, you will be entitled to receive the sum of the principal amount of your Notes plus either a Supplemental Redemption Amount or a payment of interest. If the Ending Value is less than the Starting Value, you will receive the principal amount of your Notes plus the Supplemental Redemption Amount, calculated as described below. If the Ending Value equals or exceeds the Starting Value, you will receive the principal amount of your Notes plus an interest payment at a rate of 2.5% of such principal amount, as described below under "—Interest."

  Determination of the Supplemental Redemption Amount

        The "Supplemental Redemption Amount" per $10 principal amount will be determined by the Calculation Agent and will equal:

$10 ×	(	Starting Value - Ending Value Starting Value	)

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

        The "Starting Value" equals 84.94, the level of the U.S. Dollar Index (the "Index") at approximately 10 a.m. New York City time on August 30, 2006, the date the Notes were priced for initial sale to the public (the "Pricing Date"), as determined by the Calculation Agent.

        The "Ending Value" will be determined by the Calculation Agent and will equal the level of the Index at approximately 10 a.m. New York City time on the Valuation Date, as determined by the Calculation Agent.

        The "Valuation Date" will be the seventh scheduled Index Business Day (as defined below) prior to the date of maturity of the Notes or, if such day is not an Index Business Day, the next succeeding Index Business Day; provided, however, that if an Index Business Day does not occur by the third succeeding scheduled Index Business Day, the Calculation Agent will determine the Ending Value on that date in a manner that, in its judgment, is reasonable under the circumstances.

        An "Index Business Day" means a day on which the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX") and The Nasdaq Stock Market (the "Nasdaq") are open for trading and the Index or any successor index is calculated and published (as of approximately 10 a.m. New York City time).

        All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on TMCC and the holders and beneficial owners of the Notes.

Interest

        If the level of the Index is equal to or above the Starting Value on September 10, 2007, the first Index Business Day following the first anniversary of the issuance of the Notes (the "Observation Date"), you will receive an interest payment on September 19, 2007, the seventh Index Business Day after the scheduled Observation Date; provided, however, that if such anniversary day is not an Index Business Day, then the Observation Date will be the next succeeding Index Business Day; and provided further, however that if an Index Business Day has not occurred by the third succeeding scheduled Index Business Day, then such date will be the Observation Date and the Calculation Agent will determine the level of the Index on that date in a manner that, in its judgment, is reasonable under the circumstances. In addition, if the level of the U.S. Dollar Index is equal to or above the Starting Value on the Valuation Date, you will receive an interest payment on the date of maturity of the Notes. If interest is payable in either 2007 or 2008, as described above, you will receive an interest payment on each $10 principal amount of Notes held by you at a rate of 2.5% of such principal amount. As described above, you may receive no payment in 2007. In 2008, you will receive (in addition to the repayment of the principal amount of your Notes) either the above-described interest payment or the Supplemental Redemption Amount, but not both.

        If on the Observation Date the level of the Index is below the Starting Value, you will not receive an interest payment on the interest payment date in September 2007.

        Notwithstanding anything to the contrary contained in the accompanying prospectus supplement or prospectus, we will pay interest on each interest payment date, including the date of maturity, to the persons in whose names the Notes are registered at the close of business on the scheduled Observation Date or Valuation Date preceding the relevant interest payment date, whether or not it is a Business Day. If an interest payment date, including the date of maturity, falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Notes will be treated as indexed notes as described in the accompanying prospectus supplement.

        A "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorizes or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

Hypothetical returns

        The following table illustrates, for the Starting Value of 84.94 (the level of the Index at approximately 10 a.m. New York City time on the Pricing Date) an interest rate of 2.50% and a range of hypothetical Ending Values of the Index:

  •
  the percentage change from the Starting Value to the hypothetical Ending Value;

  •
  the total amount payable on the date of maturity for each $10 principal amount of Notes;

  •
  the total rate of return to holders of the Notes; and

  •
  the pretax annualized rate of return to holders of the Notes.

        The rates of return on the Notes included in the table do not reflect interest that may be payable following the Observation Date that will occur on September 10, 2007.

Hypothetical Ending Value		Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the date of maturity per $10 principal amount of Notes		Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)
59.46		-30.00%	$13.000		30.00%	13.54%
67.95		-20.00%	$12.000		20.00%	9.31%
76.45		-10.00%	$11.000		10.00%	4.82%
80.69		-5.00%	$10.500		5.00%	2.45%
82.82		-2.50%	$10.250		2.50%	1.24%
83.24		-2.00%	$10.200		2.00%	0.99%
84.09		-1.00%	$10.100		1.00%	0.50%
84.94	(2)	0.00%	$10.250	(3)	2.50%	1.24%
87.06		2.50%	$10.250	(3)	2.50%	1.24%
89.19		5.00%	$10.250	(3)	2.50%	1.24%
93.43		10.00%	$10.250	(3)	2.50%	1.24%
101.93		20.00%	$10.250	(3)	2.50%	1.24%
110.42		30.00%	$10.250	(3)	2.50%	1.24%

(1)
The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis and assume an investment term from September 8, 2006 to September 8, 2008.

(2)
This is the Starting Value.

(3)
The total amount you receive on the date of maturity will not be less than $10.250 per $10 principal amount of Notes if the Ending Value is equal to or greater than the Starting Value.

        The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by you, if any, and the resulting total and pretax annualized rate of return will depend on the actual Ending Value and whether or not interest becomes payable on your Notes.

Adjustments to the Index

        If at any time NYBOT makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the level with reference to the Index, as so adjusted.

Discontinuance of the Index

        If NYBOT discontinues publication of the Index and NYBOT or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a "successor index"), then, upon the Calculation Agent's notification of that determination to the trustee and TMCC, the Calculation Agent will substitute the successor index as calculated by NYBOT or any other entity for the Index and calculate the value of the Index as described above under "—Payment on the Date of Maturity" and "—Interest". Upon any selection by the Calculation Agent of a successor index, TMCC will cause notice to be given to holders of the Notes.

        In the event that NYBOT discontinues publication of the Index and:

  •
  the Calculation Agent does not select a successor index; or

  •
  the successor index is not published on the Observation Date or the Valuation Date,

the Calculation Agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes. If the Calculation Agent calculates a level as a substitute for the Index, the Index level will be computed by the Calculation Agent using the foreign exchange rates for each currency most recently included in the Index based on the values displayed on Bloomberg page FXC at approximately 10:00 a.m. New York City time, on the relevant date. If this page is not available, then each exchange rate will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m. New York City time, on the relevant date.

        If NYBOT discontinues publication of the Index and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

  •
  the determination of the Ending Value; and

  •
  a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were the Observation Date or the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

        Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

Events of Default and Acceleration

        In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per Note, will be equal to the $10 original public offering price plus an amount calculated as though the date of acceleration were the Valuation Date. If the level of the Ending Value calculated as of the date of acceleration would be less than the Starting Value, the amount so payable would equal the Supplemental Redemption Amount calculated as described above. If the level of the Ending Value calculated as of the date of acceleration would be equal to or greater than the Starting Value, the amount so payable would equal an interest payment calculated using the interest rate applicable to the Notes calculated using the actual number of days from and including the issue date of the Notes or, if later, the 2007 interest payment date, to but excluding the date of acceleration.

THE INDEX

        All disclosures contained in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by NYBOT. TMCC and MLPF&S have not independently verified the accuracy or completeness of that information.

        The Index measures the exchange rates between the U.S. dollar and six major world currencies to provide a general indication of the international value of the U.S. dollar. As of the date of this pricing supplement, the 17 countries (the 12 countries of the Eurozone, Japan, the United Kingdom, Canada, Sweden and Switzerland) whose currencies are used to calculate the level of the Index are the markets for a substantial portion of the United States' international trade and have well-developed foreign exchange markets.

        The Index measures the change in the following six currency exchange rates, weighted as indicated, against the U.S. dollar relative to a base period of March 1973 and a base value of 100.00:

Currency	Iso Code	Weighting
Canadian Dollar	CAD	9.1%
Swiss Franc	CHF	3.6%
Euro	EUR	57.6%
British Pound	GBP	11.9%
Japanese Yen	JPY	13.6%
Swedish Krona	SEK	4.2%

        Currencies and weights used in the calculation of the Index are based on those used in the original Federal Reserve Board's trade-weighted U.S. Dollar Index. The spot Index value is disseminated by NYBOT to all leading market data services. Since the Index is based only on indications of foreign exchange rate values, it may occasionally differ from a value calculated using other data sources.

        The level of the Index reflects the average value of the U.S. dollar relative to the 1973 base period. For example, an Index level of 105.50 means that the U.S. dollar's value has risen 5.50% against the other currencies in the Index relative to the value of the U.S. dollar against those currencies, or their predecessor currencies in the Index, in March 1973. March 1973 was chosen as the base period because the world's major trading nations replaced the previous fixed-rate Bretton Woods regime and allowed their currencies to float freely against each other in March 1973.

Historical data on the Index

        The following graph sets forth the levels of the Index, as published by Bloomberg, shortly after 4:00 p.m. New York City time on the last Business Day of each year from 1986 through 2005. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will not increase and thereby reduce the Supplemental Redemption Amount, if any, which may be payable to you at maturity.

        The following table sets forth the level of the Index, as published by Bloomberg, shortly after 4:00 p.m. New York City time on the last Business Day of each month for the period from January 2001 through July 2006. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2001	2002	2003	2004	2005	2006
January	110.52	120.21	99.91	87.20	83.57	88.96
February	112.01	119.16	99.71	87.31	82.51	90.11
March	117.37	118.62	98.88	87.61	84.06	89.73
April	115.76	115.19	97.19	90.48	84.43	86.11
May	119.07	111.81	93.29	88.90	87.76	84.72
June	119.47	106.11	94.73	88.80	89.09	85.16
July	117.18	107.41	96.89	89.96	89.35	85.30
August	113.42	106.98	98.10	88.94	87.58
September	113.41	106.87	92.85	87.37	89.52
October	114.86	106.64	92.73	84.91	90.07
November	116.13	106.38	90.23	81.82	91.57
December	116.75	101.85	86.92	80.85	91.17

        The following graph sets forth the historical performance of the Index presented in the preceding table. Past movements of the Index are not necessarily indicative of the future performance of the Index. On the Pricing Date, the level of the Index was 84.94.

License Agreement

        NYBOT and TMCC have entered into a non-exclusive license agreement providing for the license to TMCC of the right to use the U.S. Dollar Index, which is owned and published by the NYBOT, in connection with certain securities, including the Notes. Additionally, NYBOT and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S of the right to use the U.S. Dollar Index, which is owned and published by the NYBOT.

        The license agreement between NYBOT and TMCC provides that the following language must be set forth in this pricing supplement:

NEITHER THE PUBLICATION OF THE USDX NOR THE LICENSING OF THE USDX TRADEMARKS BY NYBOT OR ITS AFFILIATES FOR USE IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM SUCH INDEX IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY NYBOT OR ANY SUCH AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM SUCH INDEX. NYBOT IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH INDEX OR ANY DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED OR REFLECTED THEREIN.

UNITED STATES FEDERAL INCOME TAXATION

        The following is a summary of certain U.S. federal income tax consequences of ownership of the Notes. The summary primarily concerns U.S. Holders (as defined in the Prospectus Supplement) who purchase the Notes on the original issue date at their issue price and hold the Notes as capital assets and does not deal with special classes of holders such as dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the Notes as a "straddle" or a "hedge" against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors, U.S. expatriates or persons treated as residents of more than one country, U.S. Holders whose functional currency is other than the U.S. dollar or persons who acquire, or for income tax purposes are deemed to have acquired, the Notes in an exchange, or for property other than cash, and partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons holding the Notes through any such entities.

        The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID"), all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult with and rely solely upon their own tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

        Certain other tax consequences of ownership of the Notes are discussed in the accompanying Prospectus Supplement under the caption "United States Taxation." Except where otherwise indicated below, this summary supplements and, to the extent inconsistent, replaces the discussion under the caption "United States Taxation" in the Prospectus Supplement.

General

        TMCC intends to treat each Note for U.S. federal income tax purposes as a single debt instrument issued by TMCC that is subject to Treasury Regulations governing contingent debt instruments generally (the "Contingent Debt Regulations") and foreign currency-linked contingent debt instruments specifically (the "Foreign Currency Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Notes and to report all income (or loss) with respect to the Notes in accordance with the Foreign Currency Regulations and the Contingent Debt Regulations. The remainder of this summary assumes that each Note is treated as a single debt instrument subject to the Foreign Currency Regulations and the Contingent Debt Regulations and the holder's agreement thereto.

U.S. Holders

        Under the Foreign Currency Regulations, the rules applicable to debt instruments that provide for payments determined by reference to multiple currencies depend on the "denomination currency" of the debt instrument. Because the present value of the principal payment, which is a fixed U.S. dollar amount, is greater than the present value of the projected amount attributable to each of the currencies in the Index, the denomination currency of the Notes is the U.S. dollar. The Foreign Currency Regulations provide that the Notes consequently will be taxed pursuant to the rules contained in the Contingent Debt Regulations.

        Under the Contingent Debt Regulations, the Notes will be treated as contingent payment debt instruments and accordingly will be treated as issued with OID. In general, the timing and character of income, gain or loss reported on a contingent payment debt instrument will substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, a U.S. Holder of a Note must include future contingent interest payments in income as that interest accrues based on the "comparable yield" of the Note and differences between projected and actual payments on the Note. Moreover, in general, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary interest income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

        In particular, solely for U.S. federal income tax purposes, the projected payment schedule for the Notes will consist of (1) a projected payment on the interest payment date following the Observation Date in an amount equal to $0.14 per $10 in principal amount of the Notes (the "Projected First Payment"), (2) a payment on the stated date of maturity of the principal amount of the Notes and (3) a projected payment on the stated date of maturity in an amount equal to $0.94 per $10 in principal amount of the Notes (the "Projected Return Amount"). This represents an estimated yield (required to equal the "comparable yield") on the Notes equal to 5.22% per annum, compounded semiannually. During the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the interest on the Note that is deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Note. The amount of interest that will be deemed to accrue in each daily accrual period will equal the product of this estimated yield (properly adjusted for the daily accrual period) and the Note's adjusted issue price (as defined below) at the beginning of the daily accrual period. In general, for these purposes a Note's adjusted issue price will equal the Note's issue price, increased by the interest previously accrued on the Note and decreased by the projected amount of any payment previously made on the Note. If the amount received on the Note on the interest payment date following the Observation Date exceeds the Projected First Payment, or if the amount received on the Note at the date of maturity (excluding the principal amount) exceeds the Projected Return Amount, a U.S. Holder will be required to include any such excess in income as additional ordinary interest income on the interest payment date following the Observation Date or the stated date of maturity, as applicable. Alternatively, if the amount received on the Note on the interest payment date following the Observation Date is less than the Projected First Payment, or if the amount received on the Note on the date of maturity (excluding the principal amount) is less than the Projected Return Amount, the difference will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the interest payment date following the Observation Date or the date of maturity, as applicable, occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the difference that is not treated as an interest offset pursuant to the foregoing rules.

        Upon the sale or exchange of a Note prior to maturity, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition. A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder, and decreased by the projected amount of any payment previously made on the Note. Any taxable gain will be treated as ordinary interest income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Note).

        The projected payment schedule (including the Projected First Payment and the Projected Return Amount) has been determined solely for U.S. federal income tax purposes, and is neither a prediction nor a guarantee of what the actual payment on the interest payment date following the Observation

Date or the actual return amount on the stated date of maturity will be, or that either such amount will even exceed zero. The following table sets forth the amount of interest that will be deemed to accrue with respect to each Note during each accrual period over the term of the Notes based upon the projected payment schedule for the Notes (including the Projected First Payment and the Projected Return Amount).

Year	Interest per $10 principal amount of Notes
2006	$0.16
2007	$0.54
2008	$0.38

Foreign Holders

        A Foreign Holder (as defined in the Prospectus Supplement) will not include in gross income for U.S. federal income tax purposes, any amounts with respect to the Notes until the Foreign Holder receives a payment on a Note at maturity or with respect to a sale or exchange of the Notes. The amount of any such payment that exceeds the Foreign Holder's adjusted tax basis for the Notes will be treated as ordinary interest income and will not be subject to U.S. federal income or withholding tax if the Foreign Holder satisfies the requirements for payments of principal and interest (including OID) on a note set forth in the accompanying Prospectus Supplement under the first bullet point under the caption "United States Taxation—Material United States Tax Considerations for Foreign Purchasers."

ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

        The acquisition of the Notes by a plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

  (1)
  PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

  (2)
  PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

  (3)
  PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

  (4)
  PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

  (5)
  PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

        The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        MLPF&S has advised TMCC that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken. MLPF&S and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with TMCC and its affiliates. They have received customary fees and commissions for these transactions. Merrill Lynch Capital Services, Inc., the Calculation Agent for the Notes, is an affiliate of MLPF&S.

INDEX OF CERTAIN DEFINED TERMS

Business Day	PS-13
Calculation Agent	PS-7
Ending Value	PS-4
Index	PS-3
Index Business Day	PS-4
Index Components	PS-3
Notes	PS-3
Observation Date	PS-4
Pricing Date	PS-4
Starting Value	PS-4
successor index	PS-14
Supplemental Redemption Amount	PS-4
Valuation Date	PS-4

$40,000,000

Toyota Motor Credit Corporation

Medium-Term Notes, Series B
100% Minimum Return Protected Bear USDX® Notes
due September 8, 2008
$10 principal amount per Note

PRICING SUPPLEMENT

Merrill Lynch & Co.

August 30, 2006

QuickLinks

TABLE OF CONTENTS
SUMMARY INFORMATION—Q&A
RISK FACTORS
DESCRIPTION OF THE NOTES
THE INDEX
UNITED STATES FEDERAL INCOME TAXATION
ERISA CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION
INDEX OF CERTAIN DEFINED TERMS